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                                                                      Exhibit 21


                          LANCASTER COLONY CORPORATION
                     SIGNIFICANT SUBSIDIARIES OF REGISTRANT
                     --------------------------------------



                                                State               Percent of
                Name                      of Incorporation           Ownership
                ----                      ----------------           ---------

Colony Printing & Labeling, Inc.              Indiana                 100%
Dee Zee, Inc.                                 Ohio                    100%
E. O. Brody Company                           Ohio                    100%
Fostoria Glass, LLC                           Ohio                    100%
Fragrance De-Lite, Inc.                       Ohio                    100%
Indiana Glass Company                         Indiana                 100%
Jackson Plastics Operations, Inc.             Ohio                    100%
LRV Acquisition Corp.                         Ohio                    100%
LaGrange Molded Products, Inc.                Delaware                100%
Lancaster Colony Commercial
 Products, Inc.                               Ohio                    100%
Lancaster Glass Corporation                   Ohio                    100%
New York Frozen Foods, Inc.                   Ohio                    100%
Pretty Products, Inc.                         Ohio                    100%
T. Marzetti Company                           Ohio                    100%
The Quality Bakery Company, Inc.              Ohio                    100%
Reames Foods, Inc.                            Iowa                    100%
Waycross Molded Products, Inc.                Ohio                    100%

All subsidiaries conduct their business under the names shown, with the exception of Fragrance De-Lite, Inc., which conducts business under the name "Candle-net."